Exhibit 2.27

APN:      001-16-501-012

001-18-701-002

001-18-302-004

001-18-302-005

001-18-302-010

001-18-302-011

001-18-701-006

001-18-701-007

002-24-601-021

001-09-301-002

001-09-301-003

001-18-602-002

001-18-602-008

001-18-602-003

001-18-602-004

001-18-602-006

001-18-602-007

001-18-702-017

001-18-702-019

001-17-201-003

001-17-201-006

001-18-711-001 through 001-18-711-200

When recorded mail to:

Paul, Hastings, Janofsky & Walker LLP

515 South Flower Street, 25th Floor

Los Angeles, California 90071

Attention:  Stacy M. Hopkins, Esq.

ASSIGNMENT OF ENTITLEMENTS, CONTRACTS,
RENTS AND REVENUES

(Nevada)

THIS ASSIGNMENT OF ENTITLEMENTS, CONTRACTS, RENTS AND REVENUES (“Assignment”) is made and entered into as of December 20, 2004, by and between VIRGIN RIVER CASINO CORPORATION, a Nevada corporation (“Virgin River”), RBG, LLC, a Nevada limited liability company (“RBG”), CASABLANCA RESORTS, LLC, a Nevada limited liability company (“Casablanca”), B & B B, Inc., a Nevada corporation (“B&BB”) and OASIS INTERVAL OWNERSHIP, LLC, a Nevada limited liability company (“Oasis Interval” and, collectively with Virgin River, RBG, B&BB and Casablanca, the “Assignors,” which term includes any successors under that certain Leasehold and Fee Deed of Trust, Fixture Filing with Assignment of Rents and Leases, and Security Agreement dated as of the date hereof by and from the Assignors to Nevada Title Company, as trustee, for the benefit of Agent (as defined herein), as beneficiary), and WELLS FARGO FOOTHILL, INC., in its capacity as the arranger and administrative agent, its successors and assigns, as its interests may appear (“Agent”).

R E C I T A L S:

WHEREAS:

A.                                   All references herein to the “Real Property” shall be to: (i) those certain parcels of real property which are owned and/or leased by individual Assignors and which are located in the County of Clark, State of Nevada and which are more particularly described on “Exhibit A” attached hereto (together with all improvements located thereon, the “Land”); (ii) all real property which is adjacent to, or used in connection with, the Land and in which Assignors now own, or hereafter acquire, an interest (the “Adjacent Property”); and (iii) all tenements, hereditaments and appurtenances to the Land or the Adjacent Property.

B.                                     Reference is also made to that certain Credit Agreement dated as of the date hereof (as amended, restated, supplemented or otherwise modified heretofore or hereinafter from time to time, the “Credit Agreement”), by and among (i) each Assignor, (ii) OASIS RECREATIONAL PROPERTIES, INC. (“Oasis Recreational”), a Nevada corporation, (iii) OASIS INTERVAL MANAGEMENT, LLC (“Oasis Interval Management”), a Nevada limited liability company, (iv) Agent, and (v) the Lenders (as defined in the Credit Agreement).  Each Assignor, Oasis Recreational and Oasis Interval Management are collectively referred to herein as “Borrowers”.  All capitalized terms which are used but not otherwise defined herein shall have the respective meanings and be construed herein as provided in the Credit Agreement and any reference to a provision of the Credit Agreement shall be deemed to incorporate that provision as a part hereof in the same manner and with the same effect as if the same were fully set forth herein.

C.                                     The Credit Agreement provides for, among other things, a revolving loan in the principal amount as specified in said Credit Agreement (the “Loan”).

D.                                    It is a condition of the Credit Agreement that all of each Assignor’s present and future right, title and interest in and to:

(i)                                     all assignable leases and purchase contracts which are now existing or are hereafter entered into, for furniture, fixtures, equipment, signs and other items of personal property which are used in connection with, or which relate to: (a) the Real Property; (b) any hotel, casino and/or resort business and related activities which are now, or are hereafter, conducted by, or on behalf of, Assignors on the Real Property (collectively, the “Hotel/Casino Facilities”); or (c) any other business activity now, or hereafter, conducted by, or on behalf of, Assignors on, or in connection with, the Real Property (collectively, the “Additional Business(es)”); all together with any and all modifications, extensions, or renewals thereof (collectively, the “Equipment Agreements”);

(ii)                                  all assignable leases, subleases, licenses, concessions, franchises and other use or occupancy agreements which now exist or are hereafter entered into and which relate to any portion of the Real Property, and all guarantees, extensions, renewals, amendments and modifications thereof (collectively, the “Space Leases”);

(iii)                               all present and future rents, issues, profits, products, earnings, accounts, rights, benefits, income, proceeds, payments, revenue, receipts and deposits of any kind or nature (collectively, the “Proceeds”) which relate to, or are derived from, the Real Property, the Hotel/Casino Facilities, or any Additional Business, including, without limitation, present and future Proceeds, of any nature whatsoever, derived from, or received with respect to, casinos, bars, restaurants, hotel rooms, spa facilities, golf courses,                         banquet facilities, convention facilities, retail premises and other facilities related to, or used in connection with, the Real Property, the Hotel/Casino Facilities, and/or any Additional Business, and also including without limitation, Proceeds from any of the Space Leases (collectively, the “Rents and Revenues”); and

(iv)                              all present and future assignable permits, licenses, warranties, contracts and other entitlements, if any, which are issued, granted, agreed to, or entered into in connection with, or relating to, the Real Property, the Hotel/Casino Facilities or any Additional Business, together with any and all modifications, extensions or renewals thereof (collectively, the “Entitlements”);

in each and every case excluding all Excluded Assets (as defined in the Security Agreement), be presently assigned to Agent upon the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the making of the Loan, each Assignor does hereby presently, absolutely and unconditionally assign to Agent all of its right, title and interest in and to the Equipment Agreements, the Space Leases, the Rents and Revenues and the Entitlements, in each and every case excluding all Excluded Assets (as defined in the Security Agreement), as follows:

1.                                       Each Assignor does hereby grant, assign and convey unto Agent all the right, title, interest and privilege which such Assignor has or may hereafter acquire, in or to: (a) all assignable Equipment Agreements, Space Leases and/or Entitlements; and (b) the Rents and Revenues.  Without limiting the generality of the foregoing, and subject to the provisions of Sections 4 and 5 below, Agent shall have the present and continuing right with full power and authority, in its own name, or in the name of Assignors, or otherwise: (y) to do any and all things which Assignors may be or may become entitled to do under the Equipment Agreements, Space Leases, and/or Entitlements and the right to make all waivers and agreements, give all notices, consents and releases and other instruments and to do any and all other things whatsoever which Assignors may be or may become entitled to do under said Equipment Agreements, Space Leases and/or Entitlements; and (z) to make claim for, enforce, collect, receive and make receipt (in its own name, in the name of Assignors, or otherwise) for any and all of the Rents and Revenues and to do any and all things which Assignors are or may become entitled to do for the collection of the Rents and Revenues.

2.                                       The acceptance of this Assignment and the payment or performance under the Equipment Agreements, the Space Leases, the Rents and Revenues and/or Entitlements hereby assigned shall not constitute a waiver of any rights of Agent or Lenders under the terms of the Credit Agreement or any other Loan Document for the benefit of any of Agent or Lenders.

3.                                       Each Assignor shall keep and perform the following with respect to the Equipment Agreements, the Space Leases and the Entitlements:

(a)                                  Except as may be permitted in the Credit Agreement, each Assignor will not further assign any interest in the Equipment Agreements, in the Space Leases, or in the Entitlements, or create or permit any lien, charge, or encumbrance upon their interests in the Equipment Agreements, in the Space Leases or in the Entitlements;

(b)                                 Each Assignor will not, without the prior written consent of Agent:

(i)                                     cause, or consent to, any cancellation, termination or surrender of any Equipment Agreement, Space Lease or Entitlement if such cancellation, termination or surrender would be reasonably likely to materially and adversely affect either the Hotel/Casino Facilities or any Additional Business (except for any cancellation or termination of an Equipment Agreement, Space Lease or Entitlement which is caused by a default thereunder on the part of a party other than any Assignor or one of its affiliates);

(ii)                                  permit any event to occur which would entitle any party to an Equipment Agreement, Space Lease or Entitlement to terminate or cancel said Equipment Agreement, Space Lease or Entitlement if such cancellation or termination would be reasonably likely to materially and adversely affect either the Hotel/Casino Facilities or any Additional Business (except any cancellation or termination of an Equipment Agreement, Space Lease or Entitlement which is caused by a default thereunder on the part of a party other than any Assignor or one of its affiliates);

(iii)                               amend or modify any of the Equipment Agreements or the Space Leases or any of the Entitlements if such amendment or modification would be reasonably likely to materially and adversely affect either the Hotel/Casino Facilities or any Additional Business;

(iv)                              waive any default under or breach of any Equipment Agreements, any Space Leases or any Entitlements except for any waiver that would not be reasonably likely to result in any material adverse affect on either the Hotel/Casino Facilities or any Additional Business; or

(v)                                 give any consent, waiver or approval which would impair any Assignor’s interest in any of the Equipment Agreements, any of the Space

Leases or any of the Entitlements if such consent, waiver or approval would be reasonably likely to materially and adversely affect either the Hotel/Casino Facilities or any Additional Business.

(c)                                  Each Assignor will promptly notify Agent of the occurrence of any default under any of the Equipment Agreements, Space Leases and/or Entitlements, which, if left uncured, would be reasonably likely to materially and adversely affect either the Hotel/Casino Facilities or any Additional Business.

4.                                       Notwithstanding anything to the contrary contained in this Assignment, it is understood and agreed that so long as there shall exist no Event of Default under the Credit Agreement there is reserved to Assignors a revocable license to retain, use and enjoy the Equipment Agreements, the Space Leases, the Entitlements and the properties and entitlements which are the subject thereof.  Upon the occurrence of an Event of Default, such license granted to any Assignor may be immediately revoked by Agent without further demand or notice and Agent is hereby empowered to enter and take possession of the Real Property and to use, manage and operate the same and to do all acts required or permitted by the Equipment Agreements, the Space Leases and/or the Entitlements, and perform such other acts in connection with the use, management and operation of the property and entitlements, which are the subject of the Equipment Agreements, the Space Leases and the Entitlements as Agent, in its sole discretion, may deem proper (including, without limitation, such acts as are otherwise authorized under this Assignment).  Agent agrees that, until such license granted to any Assignor has been revoked, as set forth above, Agent shall refrain from exercising its rights and remedies which are granted with respect to the Equipment Agreements, the Space Leases, and/or the properties they concern under Section 1 of this Assignment or under this Section 4.  Should the Event of Default which resulted in any such revocation be cured prior to foreclosure, deed-in-lieu of foreclosure, or a similar conveyance under the Loan Documents, then such license granted to such Assignor shall be immediately reinstated without further demand or notice and Agent shall, as soon as reasonably possible, redeliver to such Assignor possession of the Equipment Agreements, of the Space Leases and of the Entitlements (and, at the expense of such Assignor, shall execute such notices to third parties as such Assignor may reasonably request) and the parties hereto shall each be restored to, and be reinstated in, their respective rights and positions hereunder as if the Event of Default had not occurred (without impairment of or limitation on Agent’s right to proceed hereunder upon subsequent Events of Default).

5.                                       It is also understood and agreed that so long as there shall exist no Event of Default under the Credit Agreement there is reserved to any Assignor a revocable license to collect the Rents and Revenues as they become due, but not prior to accrual.  Upon the occurrence of an Event of Default, such license granted to such Assignor may be immediately revoked without further demand or notice and Agent is hereby empowered, but shall not be obligated, to do any, or all of the following: (i) enter and take possession of the Real Property; (ii) manage and operate all, or any portion of, the Real Property, the Hotel/Casino Facilities and/or the Additional Businesses (or any of them); (iii) demand payment of the Rents and Revenues from the appropriate party; (iv) give notice that further payments of Rents and Revenues are to be made as directed by

Agent; and (v) settle compromise, bring suit in respect of Rents and Revenues or otherwise deal with the person owing such Rents and Revenues, either in the name of such Assignor or in its own name; all on its own behalf or through a receiver.  If any such Rents and Revenues are collected by any Assignor in violation of this Assignment, such Rents and Revenues shall be held in trust for the benefit of Agent.  No action taken by Agent, or by a receiver, in exercising any of the rights and remedies hereunder shall cause any of them to be characterized as a Person in possession.  This Assignment is intended to be and is an absolute present assignment from each Assignor to Agent and not merely the passing of a security interest.  Agent agrees that, until such license granted to any Assignor has been revoked, as set forth above, Agent shall refrain from exercising its rights and remedies which are granted with respect to the Rents and Revenues and/or the collection thereof under Section 1 of this Assignment or under this Section 5.  Should the Event of Default which resulted in any such revocation be cured prior to foreclosure, deed-in-lieu of foreclosure, or a similar conveyance under the Loan Documents, then such license granted to such Assignor shall be immediately reinstated without further demand or notice and Agent shall, as soon as reasonably possible, execute, at the expense of any Assignor, such notices to third parties as such Assignor may reasonably request and the parties hereto shall each be restored to, and be reinstated in, their respective rights and positions hereunder as if the Event of Default had not occurred (without impairment of or limitation on Agent’s right to proceed hereunder upon subsequent Events of Default).

6.                                       Agent shall not be obligated to perform or discharge any obligation or duty to be performed or discharged by any Assignor under the Equipment Agreements, the Space Leases, the Entitlements, and/or relating to the Rents and Revenues.  This Assignment shall not place responsibility for the management, control, care, operation or repair of the Real Property, the Hotel/Casino Facilities or any Additional Business, upon any of the Agent or Lenders, or upon any of their respective trustees, officers, employees, agents, attorneys or stockholders (collectively, the “Indemnified Parties”); nor shall this Assignment cause any of the Indemnified Parties to be responsible or liable for any negligence in the management, control, care, operation or repair of the Real Property, the Hotel/Casino Facilities or any Additional Business, which results in loss, injury or death to any tenant, guest, licensee, employee or stranger (provided that this Section 6 shall not act to relieve any Indemnified Party from liability which results from such Indemnified Party’s own gross negligence or willful misconduct).

7.                                       Each Assignor agrees to indemnify, protect, defend and hold harmless the Indemnified Parties from and against any and all losses, damages, expenses or liabilities of any kind or nature from any suits, claims, demands or other proceedings, including reasonable counsel fees incurred in investigating or defending such claim, suffered by any of them and caused by, relating to, arising out of, resulting from, or in any way connected with: (i) this Assignment; (ii) any of the Equipment Agreements, Space Leases, Entitlements, or Rents and Revenues; or (iii) the management, control, care, operation or repair of the Real Property, the Hotel/Casino Facilities and/or any Additional Business.

8.                                       Each Assignor agrees that this Assignment and the designation and directions herein set forth are irrevocable.  Until all Indebtedness and Obligations of the Borrowers have been paid and performed in full, each Assignor will not make any other assignment, designation or direction inconsistent herewith (except as otherwise permitted in the Credit Agreement), and any such assignment, designation or direction which is inconsistent herewith shall be void.  Each Assignor will, from time to time, execute all such instruments of further assurance and all such supplemental instruments as may be reasonably requested by Agent.

9.                                       No action or inaction on the part of Agent, or any Lender, shall constitute an assumption on the part of Agent, or any Lender, of any obligations or duties under the Equipment Agreements, Space Leases and/or the Entitlements, or relating to the Rents and Revenues.  No action or inaction on the part of any Assignor shall adversely affect or limit in any way the rights of Agent under this Assignment or, through this Assignment, under the Equipment Agreements, the Space Leases and/or the Entitlements, or relating to the Rents and Revenues.

10.                                 Each Assignor covenants and represents that no other assignments of their interests in the Equipment Agreements, Space Leases and/or the Entitlements, or of its interests in the Rents and Revenue have been made; that no notice of termination has been served on any Assignor with respect to any Equipment Agreements, the Space Leases or the Entitlements, the termination of which would be reasonably likely to materially and adversely affect either the Hotel/Casino Facilities or any Additional Business; and that there are presently no defaults existing under any of the Equipment Agreements, the Space Leases or the Entitlements, which defaults would be reasonably likely to materially and adversely affect either the Hotel/Casino Facilities or any Additional Business if left uncured.

11.           Upon the payment of all Indebtedness and performance of all Obligations of the Borrowers under the Credit Agreement in full, Agent, at the request and the expense of Assignors, will deliver either an instrument canceling this Assignment or assigning the rights of the Agent hereunder, as Assignors shall direct.

12.                                 Each Assignor and Agent intend that this Assignment shall be a present, absolute and unconditional assignment, subject to the license granted above, and not merely the passing of a security interest.  During the term of this Assignment, neither the Equipment Agreements, the Space Leases, the Entitlements nor the Rents and Revenues shall constitute property of any Assignor (or any estate of any Assignor) within the meaning of 11 U.S.C.§541 (as it may be amended or recodified from time to time).

13.                                 This Assignment applies to, binds and inures to the benefit of, the parties hereto and their respective heirs, administrators, executors, successors and assigns.  This Assignment may not be modified or terminated orally.

14.                                 All of the rights and remedies of Agent hereunder are cumulative and not exclusive of any other right or remedy which may be provided for hereunder or under any other Loan Document.  Nothing contained in this Assignment and no act done or omitted by Agent, or any Lender, pursuant to its terms shall be deemed a waiver by Agent, or any Lender, of any rights or remedies under the Loan Documents, and this Assignment is made and accepted without prejudice to any rights or remedies possessed by Agent, or any Lender, under the terms of the Loan Documents.  The right of the Agent and the Lenders to collect the secured principal, interest, and other Indebtedness, and to enforce any security may be exercised by Agent prior to, simultaneous with, or subsequent to any action taken under this Assignment.

15.                                 Upon the occurrence of an Event of Default, each Assignor shall be deemed to have appointed and does hereby appoint Agent the attorney-in-fact of such Assignor to prepare, sign, file and/or record such documents or instruments, or take such other actions, as may be reasonably necessary to perfect and preserve, against third parties, the interest in the Equipment Agreements, the Space Leases, the Entitlements and Rents and Revenues which is granted to Agent hereunder.

16.                                 This Assignment shall be governed by the internal laws of the State of New York, without regard to principles of conflict of law.

17.                                 This Assignment may be executed in any number of separate counterparts with the same effect as if the signatures hereto and hereby were upon the same instrument.  All such counterparts shall together constitute one and the same document.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed the foregoing instrument as of the day and year first above written.

ASSIGNORS:	RBG, LLC, a Nevada limited liability company

	By:	/s/ Robert R. Black, Sr.
	Name:	Robert R. Black, Sr.
	Its:	Sole Manager

VIRGIN RIVER CASINO CORPORATION,
a Nevada corporation

	By:	/s/ Robert R. Black, Sr.
	Name:	Robert R. Black, Sr.
Its:

CASABLANCA RESORTS, LLC, a Nevada limited liability company

	By:	/s/ Robert R. Black, Sr.
	Name:	Robert R. Black, Sr.
	Its:	Sole Manager of its Manager, RBG, LLC

OASIS INTERVAL OWNERSHIP, LLC,
a Nevada limited liability company

	By:	/s/ Robert R. Black, Sr.
	Name:	Robert R. Black, Sr.
	Its:	Sole Manager

B & B B, INC., a Nevada corporation

	By:	/s/ Robert R. Black, Sr.
	Name:	Robert R. Black, Sr.
	Its:	Chief Executive Officer

AGENT:	WELLS FARGO FOOTHILL, INC., a California corporation, in its capacity as the arranger and administrative agent

	By:	/s/ Lisa Cooley
Name: Lisa Cooley
Title: Vice President

STATE OF NEVADA	)
) ss.
COUNTY OF CLARK	)

This instrument was acknowledged before me on December 16, 2004 by Robert R. Black, Sr. as Sole Manager of RBG, LLC.

Kimberly Schroeder	/s/ Kimberly Schroeder
Notary Public State of Nevada	NOTARY PUBLIC
No. 96-4320-1
My appt. exp. July 18, 2008	My commission expires:	7/18/08

STATE OF NEVADA	)
) ss.
COUNTY OF CLARK	)

This instrument was acknowledged before me on December 16, 2004 by Robert R. Black, Sr. as                                   of VIRGIN RIVER CASINO CORPORATION.

Kimberly Schroeder	/s/ Kimberly Schroeder
Notary Public State of Nevada	NOTARY PUBLIC
No. 96-4320-1
My appt. exp. July 18, 2008	My commission expires:	7/18/08

STATE OF NEVADA	)
) ss.
COUNTY OF CLARK	)

This instrument was acknowledged before me on December 16, 2004 by Robert R. Black, Sr. as Sole Manager of its Manager, RBG, LLC of CASABLANCA RESORTS, LLC.

Kimberly Schroeder	/s/ Kimberly Schroeder
Notary Public State of Nevada	NOTARY PUBLIC
No. 96-4320-1
My appt. exp. July 18, 2008	My commission expires:	7/18/08

STATE OF NEVADA	)
) ss.
COUNTY OF CLARK	)

This instrument was acknowledged before me on December 16, 2004 by Rober R. Black, Sr. as Sole Manager of OASIS INTERVAL OWNERSHIP, LLC.

Kimberly Schroeder	/s/ Kimberly Schroeder
Notary Public State of Nevada	NOTARY PUBLIC
No. 96-4320-1
My appt. exp. July 18, 2008	My commission expires:	7/18/08

STATE OF NEVADA	)
) ss.
COUNTY OF CLARK	)

This instrument was acknowledged before me on December 16, 2004 by Robert R. Black, Sr. as Chief Executive Officer of B & B B, INC.

Kimberly Schroeder	/s/ Kimberly Schroeder
Notary Public State of Nevada	NOTARY PUBLIC
No. 96-4320-1
My appt. exp. July 18, 2008	My commission expires:	7/18/08

STATE OF CALIFORNIA	)
) ss.
COUNTY OF LOS ANGELES	)

On December 16, 2004 before me, the undersigned, a Notary Public in and for said State, personally appeared Lisa Cooley, Vice President, personally known to me to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that, by his/her/their signature(s) on the instrument, the person(s) or the entity upon behalf of which person(s) acted executed the instrument.

WITNESS my hand and official sea.	[Seal]

/s/ M. Vargo Navas	M. Vargo Navas
Notary Public in and for said State	Commission #1299221
Notary Public—California
Los Angeles County
My Comm. Expires Apr 1, 2005

EXHIBIT “A”*

LEGAL DESCRIPTION

*  Registrants agree to furnish supplementally a copy of the omitted schedules to the Securities Exchange Commission upon its request.